As filed pursuant to Rule 424(b)(3)
                                       Registration No. 333-29677

Pricing Supplement No. 0177 dated March 31, 1999
(To Prospectus dated June 26, 1997 and
Prospectus Supplement dated July 2, 1997)

                     XEROX CREDIT CORPORATION
                   Medium-Term Notes, Series F
           Due Nine Months or More From Date of Issue
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                              GENERAL
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Principal Amount: $390,000,000
Issue Price: $390,000,000 (100% of Principal Amount)
  (see below under "Agent")
Agent's Discount or Commission: None (see below under "Agent")
Net proceeds to Company: $390,000,000 (100% of Principal Amount) Original Issue Date (Settlement Date): April 6, 1999
Maturity Date: April 6, 2000
Agent: Lehman Brothers Inc. ("Lehman").
   Lehman has purchased the Notes as principal in this transaction for resale to one or more investors or other purchasers at varying prices related to prevailing market conditions at the time or times of resale as determined by Lehman.
Form: /X/ Book Entry      / / Certificated
Specified Currency: U.S. dollars
Authorized Denominations: $1,000
  Integral Multiples in excess thereof: $1,000
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                             INTEREST
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/x/ Floating Rate (see Base Rate specified below)

    Base Rate: Prime Rate

    Initial Interest Rate: The Initial Interest Rate applicable to the period from the Original Issue Date to the first Interest Reset Date will be the rate determined as of April 2, 1999 in accordance with the provisions of this Pricing Supplement.

    Interest Payment Date(s): Quarterly on the 6th of each July,
October, January and April, commencing July 6, 1999, and at maturity.

    Interest Reset Period: Daily

    Interest Reset Date(s): each Business Day

    Spread (+/-): -2.88%

    Calculation Agent: Lehman

    Other provisions:

       "Prime Rate" means, with respect to each Interest
Determination Date, the weighted average of the rates on such date as displayed on Page 125 (or any page that replaces Page 125) of Bridge Telerate, Inc. (or another service that is nominated as the information vendor for purposes of displaying such rates).

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    EARLY REDEMPTION AND/OR REPAYMENT, AND OPTIONAL EXTENSION
          OF MATURITY DATE, RESETS AND PAYMENT CURRENCY
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Early redemption at Company's option:
  /X/ No    / / Yes  (See below)

Early repayment at Holder's option:
  /X/ No    / / Yes

Option to extend Maturity Date:
  /X/ No    / / Yes

Option to reset interest rate:
  /X/ No    / / Yes
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                            ATTACHMENT
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None.